Exhibit 8.1

20/F, Kerry Plaza Tower 3, 1-1 Zhongxinsi Road, Futian District

Shenzhen 518048, Guangdong, PRC

Tel: +86 755 3680 6500 Fax: +86 755 3680 6599

Beijing • Shanghai • Shenzhen • Hong Kong

www.hankunlaw.com

March 31, 2022

To:     ICZOOM Group Inc. (the “Company”)

Room 102, Technology Bldg., International e-Commerce Industrial Park

105 Meihua Road

Futian District, Shenzhen, Guangdong Province

The People’s Republic of China

Dear Sirs or Madams:

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, which, for purposes of this opinion only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We are acting as PRC counsel to the Company in connection with (i) the proposed initial public offering (the “Offering”) of class A ordinary shares (the “Ordinary Shares”) of the Company, as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Ordinary Shares on the NASDAQ Capital Market.

A.	Documents and Assumptions

In rendering this opinion, we have carried out due diligence and examined copies of the Registration Statement, the prospectus dated March 31, 2022 (the “Prospectus”), and other documents (collectively the “Documents”) as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by the relevant Governmental Agencies (as defined below) and appropriate representatives of the Company and the PRC Companies (as defined below). In giving this opinion, we have made the following assumptions (the “Assumptions”):

(1)

all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(2)

each of the parties to the Documents, other than the PRC Companies, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, (ii) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party in accordance with the laws of its jurisdiction of organization and/or the laws that it, she or he is subject to;

CONFIDENTIALITY. This document contains confidential information which may be protected by privilege from disclosure. Unless you are the intended or authorised recipient, you shall not copy, print, use or distribute it or any part thereof or carry out any act pursuant thereto and shall advise Han Kun Law Offices immediately by telephone, e-mail or facsimile and return it promptly by mail. Thank you.

(3)

the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(4)	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(5)

all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this opinion, including but not limited to the statements set forth in the Documents, are true, correct and complete;

(6)	all explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Agencies and are complete, true and correct;

(7)	each of the Documents is legal, valid, binding and enforceable in accordance with their respective governing laws in any and all respects;

(8)

all consents, licenses, permits, approvals, exemptions or authorizations required by, and all required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Prospectus and other Documents have been obtained or made, and are in full force and effect as of the date thereof;

(9)

all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or any PRC Company from any Governmental Agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes; and

In addition, we have assumed and have not verified the truthfulness, accuracy and completeness as to factual matters of each Document we have reviewed.

B.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

“Governmental Agency”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, law enforcement, regulatory, or taxing authority or power of a similar nature in the PRC.

“Governmental Authorization”	means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws.

“PRC Companies”	means, collectively, all entities listed in Appendix A hereof, and each, a “PRC Company”.

“PRC Laws”	means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion.

C.	Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications (as defined below), we are of the opinion that:

(1)

The statements made in the Registration Statement under the caption “Taxation – Material PRC Income Tax Considerations”, with respect to the PRC tax laws and regulations or interpretations, are correct and accurate in all material respects and such statements represent our opinion.

Although we are not passing upon, and do not assume any responsibility for the truthfulness, accuracy, completeness or fairness of the statements contained in the Registration Statement, or the Prospectus, we have no reason to believe that (i) as of the time of the execution of the Registration Statement or the Prospectus (other than the financial statements and related schedules therein as well as relevant disclosures regarding financial treatment, to which we do not express any opinion) contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) as of the date of each of the Registration Statement and the Prospectus or the date hereof, the Registration Statement or the Prospectus (other than the financial statements and related schedules therein as well as relevant disclosures regarding financial treatment, to which we do not express any opinion) contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

In rendering this opinion, we have relied, with your permission, (A) as to all legal matters involving United States federal securities and New York state law, upon the opinions of Robinson & Cole LLP, the United States counsel to the Company, (B) as to all matters involving the laws of the Cayman Islands, upon the opinions of Ogier, the Cayman Islands counsel to the Company, and (C) as to all matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company or any of the PRC Companies and public officials.

Our opinions expressed above are subject to the following qualifications (the “Qualifications”):

(1)

Our opinions are limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(2)

PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(3)

Our opinions are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(4)

Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(5)

This opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. Under PRC Laws, foreign investment is restricted in certain industries.

(6)

The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. As used in this opinion, the expression “to the best of our knowledge after due inquiry” or similar language with reference to matters of fact refers to the current, actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereby. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, the PRC Companies and Governmental Agencies.

(7)

We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Companies or the rendering of this opinion.

(8)	This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

This opinion is given for the benefit of the addressee hereof in connection with this Offering, and is delivered solely for the purpose of and in connection with the Registration Statement publicly filed with the Securities and Exchange Commission on the date of this opinion. Without our express prior written consent, neither this opinion nor our opinions herein may be disclosed to or relied upon by any person other than the addressee for any other purpose, except where such disclosure is required to be made by applicable law or is requested by any court, regulatory or governmental authority, in each case with a prior written notice provided to us.

Yours faithfully,

/s/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES

Appendix A

List of the PRC Companies1

No.	PRC Companies	Shareholders (% of Equity Interests)

1.	Components Zone (Shenzhen) Development Limited (芯领域（深圳）发展有限公司 )	Components Zone International Limited (100%)

2.	Hjet Shuntong (Shenzhen) Co., Ltd. (恒捷顺通（深圳）有限公司 )	Components Zone (Shenzhen) Development Limited (芯领域（深圳）发展有限公司 ) (100%)

3.	Shenzhen Hjet Supply Chain Co., Ltd. (深圳市恒捷供应链有限公司)	Hjet Shuntong (Shenzhen) Co., Ltd. (恒捷顺通（深圳）有限公司 ) (100%)

4.	Shenzhen Iczoom Electronics Co., Ltd. (深圳市拍明芯城电子有限公司)	Shenzhen Hjet Supply Chain Co., Ltd. (深圳市恒捷供应链有限公司) (100%)

5.	Shenzhen Hjet Yun Tong Logistics Co., Ltd. (深圳市恒捷运通物流有限公司)	Shenzhen Hjet Supply Chain Co., Ltd. (深圳市恒捷供应链有限公司) (100%)

1.	Shenzhen Pai Ming Electronics Co., Ltd. (深圳拍明电子有限公司) (“Pai Ming Shenzhen”) used to be a PRC Company. Prior to December 2021, Components Zone (Shenzhen) Development Limited (芯领域（深圳）发展有限公司) (“ICZOOM WFOE”) had contractual arrangements, or VIE arrangements, with Pai Ming Shenzhen, which allowed the Company to consolidate the operation and financial results of Pai Ming Shenzhen as a primary beneficiary. In December 2021, ICZOOM WFOE terminated the VIE arrangements with Pai Ming Shenzhen, and, as a results, the Company no longer consolidates the operation and financial results of Pai Ming Shenzhen.

Appendix